Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS SECOND QUARTER FINANCIAL RESULTS

Bedminster, N.J. – July 27, 2026 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announces its second quarter 2026 financial results.

This earnings release should be read in conjunction with the Company’s Q2 2026 Investor Update, a copy of which is available on our website at www.peapackprivate.com and via a Current Report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company reported second quarter 2026 financial results that reflect continued execution of its private banking strategy and demonstrate accelerating earnings momentum. Revenue increased for the ninth consecutive quarter while expense growth continued to normalize, producing another quarter of meaningful positive operating leverage. These results reflect the maturation of the Company's strategic investments across the Metropolitan New York market and reinforce management's confidence in the long-term earnings power of the franchise.

Douglas L. Kennedy, President and CEO stated, “During the industry disruption of 2023, we invested significantly to expand our presence in Metropolitan New York. Since then, we have added 20 experienced banking teams and nearly 200 professionals, opened our flagship financial center on Park Avenue, and rebranded the Company as Peapack Private Bank & Trust. These investments temporarily affected earnings, but they created the platform that is now producing sustained growth and improving profitability. "

Mr. Kennedy added, "These actions capture our unique brand that seamlessly combines traditional banking with wealth management delivered through a single point of contact. The quality of growth is very strong as our bankers continue to onboard longstanding relationships, introducing clients to a broader range of banking, treasury, and wealth solutions. This integrated approach is deepening relationships and allowing us to compete effectively with much larger institutions.”

Our second quarter results reflect continued momentum and sustainability in delivering enhanced shareholder value. Revenue grew by 23% year-over-year, while operating expenses increased by only 7%, producing approximately 70% growth in pre-provision net revenue year-over-year. This positive operating leverage led to net income available to common shareholders of $15.8 million, or $0.85 per diluted share for the second quarter, compared to $14.2 million, or $0.80 per diluted share, for the linked quarter and $7.9 million, or $0.45 per diluted share for the June 30, 2025 quarter. This led to an increase of 11% of net income on a linked quarter basis and earnings per diluted share increased 89% year-over-year.

During the first quarter the Company also announced a commitment by Strategic Value Bank Partners to purchase up to $50 million of convertible preferred stock. Strategic Value Bank Partners is a well-known, long-term investor primarily focused on the banking sector. The commitment included an initial $30 million private placement of the preferred stock which closed during March 2026 with the ability to issue an additional $20 million through the end of 2027. Based on this quarter’s results and our continued momentum and projected growth, we elected to issue the remaining $20 million of our 6% non-cumulative perpetual convertible preferred stock on July 24, 2026. Mr. Kennedy added, “We remain focused on maintaining the capital necessary to support growth prudently. The additional preferred equity enhances our financial flexibility as earnings continue to strengthen and move the Company toward greater organic capital generation.”

Second Quarter Highlights:

•
Net income available to common shareholders of $15.8 million, or $0.85 per diluted share
•
Total revenue of $86.1 million, representing the ninth consecutive quarter of revenue growth
•
Net interest income: $63.9 million, up 7% on a linked quarter and 32% year-over-year
•
Net interest margin: 3.32%, an increase of 6 basis points compared to the previous quarter and 55 basis points year-over-year
•
Loan growth: $6.7 billion in total loans, an increase of $854 million year-over-year
•
Deposits: $7.1 billion at June 30, 2026, an increase of $694 million year-over-year
•
Wealth management: $13.9 billion in assets under management and administration, up 13% year-over-year
•
Wealth management fee income: $17.2 million or 20% of total revenue
•
Shareholders' equity: $715.8 million at June 30, 2026, an increase of $86 million year-over-year
•
Shareholder value: Tangible book value per share increased 9% year-over-year to $36.26. Book value per share increased 8% year-over-year to $38.70

Key Financial Metrics	Q2 2026	Q1 2026	Q2 2025
Net income available to common shareholders ($ millions)	$15.8	$14.2	$7.9
Diluted EPS	$0.85	$0.80	$0.45
Net interest income ($ millions)	$63.9	$59.9	$48.3
Net interest margin	3.32%	3.26%	2.77%
Total revenue ($ millions)	$86.1	$82.5	$69.7
Operating expenses ($ millions)	$55.7	$55.4	$51.9
Pre-provision net revenue ($ millions)	$30.4	$27.1	$17.8
Return on average assets (annualized)	0.80%	0.74%	0.45%
Return on average equity (annualized)	8.94%	8.51%	5.11%

Earnings and Operating Leverage

The Company had strong revenue growth of 23% year-over-year, with total revenue of $86.1 million for the second quarter of 2026, compared to $82.5 million for the first quarter of 2026 and $69.7 million for the second quarter of 2025. Revenue growth has been primarily attributable to the consistent improvement in net interest income over the last twelve months. The increase in revenue growth translated into higher earnings driving positive operating leverage and improved profitability.

Operating expenses continued to normalize this quarter, increasing at a more moderate pace to $55.7 million for the second quarter of 2026, compared to $55.4 million for the first quarter of 2026 and $51.9 million for the second quarter of 2025. The GAAP efficiency ratio improved for a seventh consecutive quarter to approximately 65%.

Net Interest Income and Margin

Net interest income totaled $63.9 million for the second quarter of 2026, an increase of $4.0 million, or 7%, from the first quarter of 2026 and an increase of $15.6 million, or 32%, from the second quarter of 2025. Net interest margin expanded to 3.32% compared to 3.26% in the prior quarter and 2.77% in the second quarter of 2025, continuing the upward trend over the past several quarters. This improvement in net interest income and net interest margin was primarily supported by balance sheet repositioning, disciplined pricing and improved earning-asset yields.

Loans / Commercial Banking

Total loans increased $235.9 million, or 15% annualized, to $6.7 billion at June 30, 2026, compared to $6.4 billion at March 31, 2026. Loans increased year-over-year $854.1 million, or 15%. Growth remained concentrated in our core areas of strength, particularly C&I and commercial real estate. Commercial mortgage activity was bolstered by sponsor demand for stabilized assets and refinancing activity. C&I growth was driven by business expansion and capital investment. Total C&I loans and leases at June 30, 2026 were $2.9 billion, or 44% of the total loan portfolio.

Mr. Kennedy noted, “The quality of our loan growth remains as important as the pace of growth. Our bankers are onboarding core relationships and connecting commercial banking, personal banking, treasury management and wealth management through a single point of contact. This model allows us to deepen the connection with our customers and compete effectively against much larger institutions."

Wealth Management

John Babcock, President of the Bank’s Wealth Management Division, stated, “Wealth Management delivered another strong quarter, supported by $205 million of gross client inflows and favorable market performance. Our integrated model continues to create opportunities to introduce investment management, trust, tax, financial planning and other advisory services to banking relationships, while also delivering banking and credit solutions to wealth clients.”

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $230.8 million, or 14% annualized, to $7.1 billion at June 30, 2026, from $6.8 billion at March 31, 2026. Relationship-based deposits have created solid franchise value for our Company. Noninterest-bearing deposits increased by $79.7 million during the quarter, which represented 56% of the deposit growth over the last twelve months and a meaningful portion of total funding, supporting both margin expansion and balance sheet stability.

The Company’s liquidity profile remains strong with a loan-to-deposit ratio of 95%. At June 30, 2026, the Company’s balance sheet liquidity totaled $1.0 billion, or 13% of total assets. The Company maintains additional liquidity resources of approximately $4.0 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $5.0 billion at June 30, 2026, which amounted to 204% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet. The Company continues to maintain a well-diversified funding base with a high level of operating deposits and no reliance on brokered funding.

Asset Quality / Provision for Credit Losses

Nonperforming assets increased to $72.2 million, or 0.91% of total assets compared to $59.3 million, or 0.77% of total assets, at March 31, 2026. The increase in nonperforming assets during the second quarter of 2026 was largely driven by the migration of a previously disclosed larger well secured multifamily relationship to nonaccrual status. Loans past due 30 through 89 days and still accruing increased slightly to $48.1 million, or 0.72% of total loans at June 30, 2026, compared to $47.1 million, or 0.73% of total loans, at March 31, 2026. Loans subject to special mention and performing modifications have declined in the second quarter of 2026.

Mr. Kennedy noted, “We continue to manage credit issues proactively and conservatively. While isolated relationships have affected certain credit metrics, criticized and classified loan trends have improved over time, reserve coverage remains appropriate and we continue to see no evidence of broad-based deterioration across the portfolio."

The provision for credit losses totaled $8.1 million for the second quarter of 2026, compared to $7.3 million for the first quarter of 2026 and $6.6 million for the June 30, 2025 quarter. The second quarter provision was primarily attributable to loan growth of $235.9 million resulting in a provision of $2.9 million, in addition to changes in specific reserves which required a provision of $3.9 million.

At June 30, 2026, the allowance for credit losses ("ACL") was $69.2 million (1.04% of total loans), compared to $67.0 million (1.04% of total loans) at March 31, 2026. The increase in the ACL was due to the provision for credit losses of $8.1 million partially offset by net charge-offs of $5.9 million. Charge-offs consisted of $6.1 million during the period associated with the sale of one multifamily loan with a balance totaling $7.2 million. Specific reserves of $2.4 million, related to this charge-off, had been established in prior periods. This charge-off was partially offset by recoveries of $231,000 during the second quarter of 2026.

Capital

The Company’s capital position remained solid during the second quarter of 2026 and continued to benefit from earnings generation. Based on this quarter’s results and our continued momentum, we elected in July to issue the remaining $20 million of our 6% non-cumulative perpetual convertible preferred stock available under the $50 million commitment announced in the first quarter. Based on current results, projected growth and capital needs, management determined that completing the remaining issuance was appropriate to support continued relationship-based balance sheet growth, while maintaining prudent capital levels.

Tangible book value per share increased 9% to $36.26 per share at June 30, 2026 from $33.19 at June 30, 2025. See Non-GAAP financial measures reconciliation included in these tables. Book value per share increased 8% to $38.70 per share at June 30, 2026 compared to $35.71 at June 30, 2025.

The Company’s and Bank’s regulatory capital ratios as of June 30, 2026 remain strong. The Tier 1 Leverage Ratio at June 30, 2026 was 8.96% for the Bank and 9.13% for the Company, while the Common Equity Tier 1 Ratio was 10.60% for the Bank and 10.38% for the Company. Where applicable, such ratios remain well above regulatory well capitalized standards.

Investor Conference Call

Peapack-Gladstone Financial Corporation's CEO Douglas Kennedy will host a conference call with investors and the financial community on July 28, 2026 at 11:00 a.m. (ET) to review second quarter 2026 financial results. The live audio webcast and presentation slides will be available using the following link: https://events.q4inc.com/attendee/134224446. Investor presentation materials will be made available prior to the conference call by going to the Investor Relations page on our Company website at www.peapackprivate.com. A replay will be available under the Events & Presentation section on our Investor Relations website.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $8.0 billion and assets under management and/or administration of $13.9 billion as of June 30, 2026. Founded in 1921, Peapack Private Bank & Trust, a subsidiary of Peapack-Gladstone Financial Corporation, is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2026 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value of our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;
•
changes in the methodology and assumptions used to calculate the allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
the imposition of tariffs or other domestic or international governmental policies, trade restrictions and retaliatory measures impacting our borrowers and the broader economy;
•
the impact of any federal government shutdown, debt ceiling impasses or fiscal uncertainty;
•
the failure to maintain current technologies and/or to successfully implement future information technology enhancements and the operational risks associated with the adoption of artificial intelligence and other emerging technologies;
•
risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City and Long Island;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to attract and retain key employees;
•
demand for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary and fiscal policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;

•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2025. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2026	2026	2025	2025	2025
Income Statement Data:
Interest income	$100,210	$95,049	$93,984	$92,545	$89,651
Interest expense	36,289	35,153	37,442	41,972	41,361
Net interest income	63,921	59,896	56,542	50,573	48,290
Wealth management fee income	17,220	16,503	16,064	15,798	15,943
Service charges and fees	1,390	1,359	1,317	1,184	1,194
Capital markets revenue	925	544	873	901	799
Other income	2,596	4,191	3,405	2,238	3,515
Total other income	22,131	22,597	21,659	20,121	21,451

Total revenue	86,052	82,493	78,201	70,694	69,741

Compensation expense	29,352	29,782	28,399	28,613	28,232
Benefits expense	10,250	9,583	8,397	8,143	7,829
Premises and equipment	7,009	6,858	7,142	6,676	6,641
FDIC insurance expense	1,495	1,388	1,565	1,345	1,045
Professional and legal fees	1,532	1,554	1,868	1,972	1,645
Trust department expense	1,189	1,180	1,139	1,111	1,092
Loan expense	687	556	905	475	939
Advertising	468	267	329	651	919
Other expenses	3,685	4,272	3,794	3,311	3,551
Total operating expenses	55,667	55,440	53,538	52,297	51,893
Pretax income before provision for credit losses	30,385	27,053	24,663	18,397	17,848
Provision for credit losses	8,088	7,327	7,671	4,790	6,586
Income before income taxes	22,297	19,726	16,992	13,607	11,262
Income tax expense	6,325	5,573	4,833	3,976	3,321
Net Income	15,972	14,153	12,159	9,631	7,941
Dividends on preferred stock	195	—	—	—	—
Net income available to common shareholders	$15,777	$14,153	$12,159	$9,631	$7,941

Per Common Share Data:
Earnings per share (basic)	$0.89	$0.80	$0.69	$0.55	$0.45
Earnings per share (diluted)	0.85	0.80	0.69	0.54	0.45
Weighted average number of common shares outstanding:
Basic	17,717,883	17,585,846	17,558,019	17,576,899	17,704,110
Diluted	18,625,408	17,760,678	17,705,355	17,686,979	17,773,237
Performance Ratios:
Return on average assets annualized (ROAA)	0.80%	0.74%	0.65%	0.53%	0.45%
Return on average equity annualized (ROAE)	8.94%	8.51%	7.51%	6.12%	5.11%
Return on average tangible common equity annualized (ROATCE) (A)	9.98%	9.13%	8.06%	6.59%	5.50%
Net interest margin (tax-equivalent basis)	3.32%	3.26%	3.08%	2.81%	2.77%
GAAP efficiency ratio (B)	64.69%	67.21%	68.46%	73.98%	74.41%
Operating expenses / average assets annualized	2.83%	2.92%	2.88%	2.87%	2.92%

(A) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income available to common shareholders. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2026	2025	$	%
Income Statement Data:
Interest income	$195,259	$175,996	$19,263	11%
Interest expense	71,442	82,201	(10,759)	-13%
Net interest income	123,817	93,795	30,022	32%
Wealth management fee income	33,723	31,378	2,345	7%
Service charges and fees	2,749	2,306	443	19%
Capital markets revenue	1,469	1,254	215	17%
Other income	6,787	5,367	1,420	26%
Total other income	44,728	40,305	4,423	11%

Total revenue	168,545	134,100	34,445	26%

Compensation expense	59,134	54,547	4,587	8%
Benefits expense	19,833	17,393	2,440	14%
Premises and equipment	13,867	12,795	1,072	8%
FDIC insurance expense	2,883	1,900	983	52%
Professional and legal fees	3,086	2,835	251	9%
Trust department expense	2,369	2,135	234	11%
Loan expense	1,243	1,372	(129)	-9%
Advertising	735	1,073	(338)	-32%
Other expenses	7,957	7,283	674	9%
Total operating expenses	111,107	101,333	9,774	10%
Pretax income before provision for credit losses	57,438	32,767	24,671	75%
Provision for credit losses	15,415	11,057	4,358	39%
Income before income taxes	42,023	21,710	20,313	94%
Income tax expense	11,898	6,174	5,724	93%
Net Income	30,125	15,536	14,589	94%
Dividends on preferred stock	195	—	195	N/A
Net income available to common shareholders	$29,930	$15,536	$14,394	93%

Per Common Share Data:
Earnings per share (basic)	$1.70	$0.88	$0.82	93%
Earnings per share (diluted)	1.64	0.87	0.77	89%
Weighted average number of common shares outstanding:
Basic	17,652,229	17,657,771	(5,542)	0%
Diluted	18,213,905	17,799,095	414,810	2%
Performance Ratios:
Return on average assets (ROAA)	0.77%	0.44%	0.33%	76%
Return on average equity (ROAE)	8.73%	5.04%	3.69%	73%
Return on average tangible common equity (ROATCE) (A)	9.56%	5.44%	4.12%	76%
Net interest margin (tax-equivalent basis)	3.29%	2.73%	0.56%	21%
GAAP efficiency ratio (B)	65.92%	75.57%	(9.65)%	-13%
Operating expenses / average assets	2.87%	2.87%	0.00%	0%

(A) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income available to common shareholders. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2026	2026	2025	2025	2025
ASSETS
Cash and due from banks	$8,388	$9,220	$8,712	$8,514	$7,524
Interest-earning deposits	245,506	244,194	179,108	338,672	308,078
Total cash and cash equivalents	253,894	253,414	187,820	347,186	315,602
Securities available for sale	752,440	710,046	774,203	756,578	767,533
Securities held to maturity	78,560	79,478	95,862	97,414	98,623
CRA equity security, at fair value	13,320	13,375	13,459	13,403	13,278
FHLB and FRB stock, at cost (A)	12,931	14,170	14,605	11,387	11,467

Residential mortgage	679,234	662,949	648,216	649,523	649,703
Multifamily mortgage	1,804,380	1,824,882	1,862,592	1,796,533	1,794,854
Commercial mortgage	981,896	887,712	774,428	689,166	643,520
Commercial and industrial loans	2,935,914	2,797,352	2,726,379	2,662,661	2,543,092
Consumer loans	220,961	210,731	187,360	171,811	140,668
Home equity lines of credit	55,136	58,194	59,306	57,166	52,434
Other loans	1,108	860	342	405	261
Total loans	6,678,629	6,442,680	6,258,623	6,027,265	5,824,532
Less: Allowance for credit losses	69,167	67,026	71,039	68,642	81,770
Net loans	6,609,462	6,375,654	6,187,584	5,958,623	5,742,762

Premises and equipment	40,830	39,322	39,164	37,756	36,626
Other real estate owned	908	—	—	—	—
Accrued interest receivable	34,060	33,115	31,971	34,120	33,209
Bank owned life insurance	48,071	47,896	47,761	48,381	48,239
Goodwill and other intangible assets	43,352	43,595	43,839	44,111	44,383
Finance lease right-of-use assets	774	809	844	879	914
Operating lease right-of-use assets	38,098	38,079	39,886	37,692	38,291
Other assets	43,593	50,012	49,411	52,112	49,746
TOTAL ASSETS	$7,970,293	$7,698,965	$7,526,409	$7,439,642	$7,200,673

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,624,244	$1,544,515	$1,428,745	$1,323,492	$1,237,864
Interest-bearing demand deposits	3,497,096	3,533,203	3,448,497	3,509,403	3,483,295
Savings	111,710	114,955	105,123	104,524	103,846
Money market accounts	1,448,916	1,222,405	1,197,995	1,226,506	1,095,665
Certificates of deposit – Retail	375,633	411,688	408,219	397,338	440,612
Certificates of deposit – Listing Service	—	—	400	899	1,841
Total deposits	7,057,599	6,826,766	6,588,979	6,562,162	6,363,123
Short-term borrowings	74,854	63,830	73,267	—	—
Finance lease liability	1,103	1,145	1,186	1,227	1,268
Operating lease liability	41,493	41,458	43,294	41,139	41,806
Subordinated debt, net	—	—	99,030	98,981	98,933
Due to brokers	9,642	—	—	25,125	—
Other liabilities	69,817	66,562	62,447	68,458	65,766
TOTAL LIABILITIES	7,254,508	6,999,761	6,868,203	6,797,092	6,570,896
Shareholders’ equity	715,785	699,204	658,206	642,550	629,777
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$7,970,293	$7,698,965	$7,526,409	$7,439,642	$7,200,673
Assets under management and / or administration at Peapack Private Bank & Trust's Wealth Management Division (market value, not included above-dollars in billions)	$13.9	$13.1	$13.1	$12.9	$12.3

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2026	2026	2025	2025	2025
Asset Quality:
Loans past due over 90 days and still accruing (A)	$3,300	$—	$—	$—	$—
Nonaccrual loans	68,034	59,321	68,243	84,142	114,958
Other real estate owned	908	—	—	—	—
Total nonperforming assets	$72,242	$59,321	$68,243	$84,142	$114,958

Nonperforming loans to total loans	1.07%	0.92%	1.09%	1.40%	1.97%
Nonperforming assets to total assets	0.91%	0.77%	0.91%	1.13%	1.60%

Performing modifications (B)(C)	$27,268	$85,835	$95,266	$101,501	$111,962

Loans past due 30 through 89 days and still accruing (D)	$48,080	$47,053	$26,555	$28,817	$15,522

Loans subject to special mention	$59,832	$75,935	$51,027	$56,534	$86,907

Classified loans	$97,713	$90,583	$118,912	$134,982	$145,783

Individually evaluated loans	$68,034	$59,321	$68,243	$84,142	$114,958

Allowance for credit losses ("ACL"):
Beginning of quarter	$67,026	$71,039	$68,642	$81,770	$75,150
Provision for credit losses (E)	8,012	7,322	7,659	4,871	6,577
(Charge-offs)/recoveries, net (F)	(5,871)	(11,335)	(5,262)	(17,999)	43
End of quarter	$69,167	$67,026	$71,039	$68,642	$81,770

ACL to nonperforming loans	96.96%	112.99%	104.10%	81.58%	71.13%
ACL to total loans	1.04%	1.04%	1.14%	1.14%	1.40%
Collectively evaluated ACL to total loans (G)	0.97%	0.94%	0.94%	0.95%	1.06%

(A) Related to one matured, well secured multifamily loan. Closing is pending resolution of certain legal matters.

(B) Amounts reflect modifications that are paying according to modified terms.

(C) Excludes modifications included in nonaccrual loans of $21.6 million at June 30, 2026, $19.6 million at March 31, 2026, $36.0 million at December 31, 2025, $37.6 million at September 30, 2025, and $38.1 million at June 30, 2025.

(D) Includes one equipment financing relationship of $10.3 million that was in the process of restructuring at June 30, 2026.

(E) Excludes provision of $76,000 at June 30, 2026, provision of $5,000 at March 31, 2026, provision of $12,000 at December 31, 2025, a credit of $81,000 at September 30, 2025, and provision of $9,000 at June 30, 2025.

(F) Includes charge-offs of $4.8 million related to one multifamily loan and $995,000 related to one commercial mortgage for the quarter ended June 30, 2026. Includes charge-offs of $7.8 million related to two commercial and industrial loans and $3.5 million to one multifamily loan for the quarter ended March 31, 2026. Includes charge-offs of $6.3 million related to two multifamily loans for the quarter ended December 31, 2025. Includes charge-offs of $6.7 million related to three multifamily loans and $11.3 million related to one equipment financing relationship for the quarter ended September 30, 2025.

(G) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	Dec 31,	June 30,
	2026	2025	2025
Capital Adequacy
Common equity to total assets (A)	8.60%	8.75%	8.75%
Tangible common equity to tangible assets (B)	8.10%	8.21%	8.18%
Book value per share (C)	$38.70	$37.49	$35.71
Tangible book value per share (D)	$36.26	$34.99	$33.19

(A) Common equity to total assets is calculated as total shareholders’ equity, less preferred stock, as a percentage of total assets at quarter end.

(B) Tangible common equity is calculated by subtracting goodwill, other intangible assets and preferred stock from shareholders' equity. Tangible assets is calculated by subtracting the balance of goodwill and other intangible assets from total assets. Tangible common equity as a percentage of tangible assets at quarter end is calculated by dividing tangible common equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity, less preferred stock, by quarter end common shares outstanding.

(D) Tangible book value per share excludes goodwill and other intangible assets. Tangible book value per share is calculated by dividing tangible common equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	June 30,		Dec 31,		June 30,
	2026		2025		2025
Regulatory Capital – Holding Company
Tier I leverage	$721,057	9.13%	$660,696	8.87%	$639,537	8.94%
Tier I capital to risk-weighted assets	721,057	10.83	660,696	10.33	639,537	10.99
Common equity tier I capital ratio to risk-weighted assets	690,998	10.38	660,637	10.33	639,531	10.99
Tier I & II capital to risk-weighted assets	790,916	11.88	811,375	12.68	811,322	13.94

Regulatory Capital – Bank
Tier I leverage (E)	$705,511	8.96%	$735,931	9.89%	$714,365	9.99%
Tier I capital to risk-weighted assets (F)	705,511	10.60	735,931	11.52	714,365	12.29
Common equity tier I capital ratio to risk-weighted assets (G)	705,452	10.60	735,872	11.52	714,359	12.29
Tier I & II capital to risk-weighted assets (H)	775,370	11.65	807,580	12.64	787,170	13.54

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($315 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($566 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($466 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($699 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2026	2026	2025	2025	2025
Residential loans retained	$52,253	$29,376	$18,993	$18,323	$34,990
Residential loans sold	4,792	4,680	2,544	445	1,712
Total residential loans	57,045	34,056	21,537	18,768	36,702
Commercial real estate	136,077	138,570	130,790	78,825	24,086
Multifamily	46,500	31,825	100,611	47,991	73,350
Commercial (C&I) loans (A) (B)	383,129	274,269	358,468	453,554	200,671
SBA	—	11,445	2,666	6,821	7,090
Wealth lines of credit (A)	23,255	5,225	3,925	2,700	2,400
Total commercial loans	588,961	461,334	596,460	589,891	307,597
Installment loans	26,844	30,171	40,428	47,115	8,164
Home equity lines of credit (A)	4,369	6,638	3,929	11,755	5,154
Total loans closed	$677,219	$532,199	$662,354	$667,529	$357,617

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

	For the Six Months Ended
	June 30,	June 30,
	2026	2025
Residential loans retained	$81,629	$60,147
Residential loans sold	9,472	5,786
Total residential loans	91,101	65,933
Commercial real estate	274,647	71,366
Multifamily	78,325	80,150
Commercial (C&I) loans (A) (B)	657,398	457,953
SBA	11,445	13,018
Wealth lines of credit (A)	28,480	12,300
Total commercial loans	1,050,295	634,787
Installment loans	57,015	85,105
Home equity lines of credit (A)	11,007	9,959
Total loans closed	$1,209,418	$795,784

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2026			June 30, 2025
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$902,433	$6,947	3.08%	$1,037,598	$8,370	3.23%

Loans (B) (C):
Mortgages	674,171	8,121	4.82	640,955	7,138	4.45
Commercial mortgages	2,728,178	33,116	4.87	2,426,318	27,392	4.52
Commercial	2,854,290	45,245	6.34	2,539,929	42,015	6.62
Commercial construction	746	12	6.45	—	—	—
Installment	219,354	3,457	6.32	140,133	2,403	6.86
Home equity	57,084	973	6.84	50,613	946	7.48
Other	1,079	4	1.49	348	5	5.75
Total loans	6,534,902	90,928	5.58	5,798,296	79,899	5.51
Interest-earning deposits	321,314	2,550	3.18	183,584	1,618	3.53
Total interest-earning assets	7,758,649	100,425	5.19%	7,019,478	89,887	5.12%
Noninterest-earning assets:
Cash and due from banks	7,865			8,237
Allowance for credit losses	(66,991)			(76,811)
Premises and equipment	40,188			35,501
Other assets	131,214			130,550
Total noninterest-earning assets	112,276			97,477
Total assets	$7,870,925			$7,116,955

LIABILITIES:
Interest-bearing deposits:
Checking	$3,810,661	$25,306	2.66%	$3,558,108	$29,116	3.27%
Money markets	1,194,874	7,665	2.57	950,891	6,544	2.75
Savings	112,263	205	0.73	104,114	147	0.56
Certificates of deposit – retail	396,342	2,947	2.98	447,422	4,002	3.58
Subtotal interest-bearing deposits	5,514,140	36,123	2.63	5,060,535	39,809	3.15
Interest-bearing demand – brokered	—	—	—	9,121	110	4.82
Total interest-bearing deposits	5,514,140	36,123	2.63	5,069,656	39,919	3.15
Borrowings	15,087	154	4.09	44,656	505	4.52
Capital lease obligation	1,118	12	4.31	1,283	13	4.05
Subordinated debt	—	—	—	98,905	924	3.74
Total interest-bearing liabilities	5,530,345	36,289	2.63%	5,214,500	41,361	3.17%
Noninterest-bearing liabilities:
Demand deposits	1,528,479			1,172,535
Accrued expenses and other liabilities	106,295			108,020
Total noninterest-bearing liabilities	1,634,774			1,280,555
Shareholders’ equity	705,806			621,900
Total liabilities and shareholders’ equity	$7,870,925			$7,116,955
Net interest income		$64,136			$48,526
Net interest spread			2.56%			1.95%
Net interest margin (D)			3.32%			2.77%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2026			March 31, 2026
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$902,433	$6,947	3.08%	$934,080	$7,126	3.05%

Loans (B) (C):
Mortgages	674,171	8,121	4.82	656,719	7,958	4.85
Commercial mortgages	2,728,178	33,116	4.87	2,678,193	31,551	4.71
Commercial	2,854,290	45,245	6.34	2,773,733	43,359	6.25
Commercial construction	746	12	6.45	576	9	6.25
Installment	219,354	3,457	6.32	199,070	2,994	6.02
Home equity	57,084	973	6.84	55,816	936	6.71
Other	1,079	4	1.49	627	5	3.19
Total loans	6,534,902	90,928	5.58	6,364,734	86,812	5.46
Interest-earning deposits	321,314	2,550	3.18	188,404	1,325	2.81
Total interest-earning assets	7,758,649	100,425	5.19%	7,487,218	95,263	5.09%
Noninterest-earning assets:
Cash and due from banks	7,865			8,692
Allowance for credit losses	(66,991)			(71,767)
Premises and equipment	40,188			39,336
Other assets	131,214			139,139
Total noninterest-earning assets	112,276			115,400
Total assets	$7,870,925			$7,602,618

LIABILITIES:
Interest-bearing deposits:
Checking	$3,810,661	$25,306	2.66%	$3,713,856	$23,842	2.57%
Money markets	1,194,874	7,665	2.57	1,070,606	6,368	2.38
Savings	112,263	205	0.73	111,872	193	0.69
Certificates of deposit – retail	396,342	2,947	2.98	411,628	3,099	3.01
Total interest-bearing deposits	5,514,140	36,123	2.63	5,307,962	33,502	2.52
Borrowings	15,087	154	4.09	45,262	432	3.82
Capital lease obligation	1,118	12	4.31	1,159	12	4.14
Subordinated debt	—	—	—	66,026	1,207	7.31
Total interest-bearing liabilities	5,530,345	36,289	2.63%	5,420,409	35,153	2.59%
Noninterest-bearing liabilities:
Demand deposits	1,528,479			1,405,577
Accrued expenses and other liabilities	106,295			111,095
Total noninterest-bearing liabilities	1,634,774			1,516,672
Shareholders’ equity	705,806			665,537
Total liabilities and shareholders’ equity	$7,870,925			$7,602,618
Net interest income		$64,136			$60,110
Net interest spread			2.56%			2.50%
Net interest margin (D)			3.32%			3.26%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2026			June 30, 2025
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$918,169	$14,073	3.07%	$1,034,942	$16,583	3.20%

Loans (B) (C):
Mortgages	665,493	16,079	4.83	629,136	13,808	4.39
Commercial mortgages	2,703,324	64,667	4.82	2,405,546	53,571	4.45
Commercial	2,814,233	88,603	6.30	2,486,690	82,119	6.60
Commercial construction	662	21	6.40	—	—	—
Installment	209,268	6,451	6.22	123,910	4,196	6.77
Home equity	56,453	1,909	6.82	48,294	1,791	7.42
Other	854	9	2.13	326	10	6.13
Total loans	6,450,287	177,739	5.56	5,693,902	155,495	5.46
Interest-earning deposits	255,226	3,875	3.06	236,847	4,394	3.71
Total interest-earning assets	7,623,682	195,687	5.18%	6,965,691	176,472	5.07%
Noninterest-earning assets:
Cash and due from banks	8,277			8,308
Allowance for credit losses	(69,366)			(75,618)
Premises and equipment	39,764			32,743
Other assets	135,128			128,959
Total noninterest-earning assets	113,803			94,392
Total assets	$7,737,485			$7,060,083

LIABILITIES:
Interest-bearing deposits:
Checking	$3,762,526	$49,148	2.63%	$3,502,315	$57,194	3.27%
Money markets	1,133,083	14,033	2.50	966,481	13,261	2.74
Savings	112,069	398	0.72	105,088	265	0.50
Certificates of deposit – retail	403,943	6,046	3.02	457,742	8,365	3.65
Subtotal interest-bearing deposits	5,411,621	69,625	2.59	5,031,626	79,085	3.14
Interest-bearing demand – brokered	—	—	—	9,558	210	4.39
Total interest-bearing deposits	5,411,621	69,625	2.59	5,041,184	79,295	3.15
Borrowings	30,091	586	3.93	22,949	516	4.50
Capital lease obligation	1,138	24	4.25	1,303	27	4.14
Subordinated debt	32,831	1,207	7.41	112,697	2,363	4.19
Total interest-bearing liabilities	5,475,681	71,442	2.63%	5,178,133	82,201	3.17%
Noninterest-bearing liabilities:
Demand deposits	1,467,367			1,147,502
Accrued expenses and other liabilities	108,654			118,181
Total noninterest-bearing liabilities	1,576,021			1,265,683
Shareholders’ equity	685,783			616,267
Total liabilities and shareholders’ equity	$7,737,485			$7,060,083
Net interest income		$124,245			$94,271
Net interest spread			2.55%			1.90%
Net interest margin (D)			3.29%			2.73%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible common equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity by subtracting goodwill, other intangible assets and preferred stock from total shareholders’ equity. Tangible assets are calculated by subtracting goodwill, and other intangible assets from total assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing total common equity by common shares outstanding at period end. We calculate tangible common equity as a percentage of tangible assets at period end by dividing tangible common equity by tangible assets at period end. Management believes these non-GAAP measures are useful to investors in assessing the amount of capital attributable to common shareholders and facilitate comparisons with other banking organizations that use similar measures.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2026	2026	2025	2025	2025
Shareholders’ equity	$715,785	$699,204	$658,206	$642,550	$629,777
Less: preferred stock	30,000	30,000	—	—	—
Total common equity	685,785	669,204	658,206	642,550	629,777
Less: intangible assets, net	43,352	43,595	43,839	44,111	44,383
Tangible common equity	$642,433	$625,609	$614,367	$598,439	$585,394

Period end shares outstanding	17,718,733	17,708,327	17,558,019	17,548,471	17,636,264
Tangible book value per share	$36.26	$35.33	$34.99	$34.10	$33.19
Book value per share	38.70	37.79	37.49	36.62	35.71

Tangible Equity to Tangible Assets
Total assets	$7,970,293	$7,698,965	$7,526,409	$7,439,642	$7,200,673
Less: intangible assets, net	43,352	43,595	43,839	44,111	44,383
Tangible assets	$7,926,941	$7,655,370	$7,482,570	$7,395,531	$7,156,290

Tangible common equity to tangible assets	8.10%	8.17%	8.21%	8.09%	8.18%
Common equity to assets	8.60%	8.69%	8.75%	8.64%	8.75%

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Return on Average Tangible Equity	2026	2026	2025	2025	2025
Net income available to common shareholders	$15,777	$14,153	$12,159	$9,631	$7,941

Average shareholders’ equity	$705,806	$665,537	$647,645	$629,091	$621,900
Less: average preferred stock	30,000	2,000	—	—	—
Total average common equity	675,806	663,537	647,645	629,091	621,900
Less: average intangible assets, net	43,487	43,741	43,982	44,266	44,538
Total average tangible common equity	$632,319	$619,796	$603,663	$584,825	$577,362

Return on average tangible common equity	9.98%	9.13%	8.06%	6.59%	5.50%

	For the Six Months Ended
	June 30,	June 30,
Return on Average Tangible Equity	2026	2025
Net income available to common shareholders	$29,930	$15,536

Average shareholders’ equity	$685,783	$616,267
Less: average preferred stock	16,077	—
Total average common equity	669,706	616,267
Less: average intangible assets, net	43,614	44,676
Total average tangible common equity	$626,092	$571,591

Return on average tangible common equity	9.56%	5.44%

(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2026	2026	2025	2025	2025
Net interest income	$63,921	$59,896	$56,542	$50,573	$48,290
Total other income	22,131	22,597	21,659	20,121	21,451
Add:
Fair value adjustment for CRA equity security	55	84	(56)	(125)	(42)
Less:
Loss on loans held for sale at lower of cost or fair value	—	—	—	364	—
Income from life insurance proceeds	—	—	(161)	—
Loss/(gain) on securities sale, net	—	81	—	—	(7)
Gain on sale of property	—	—	(318)	—	—
Gain on lease termination	—	—	—	—	(875)
Total recurring revenue	86,107	82,658	77,666	70,933	68,817

Operating expenses	55,667	55,440	53,538	52,297	51,893
Total operating expense	55,667	55,440	53,538	52,297	51,893

Efficiency ratio	64.65%	67.07%	68.93%	73.73%	75.41%

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2026	2025
Net interest income	$123,817	$93,795
Total other income	44,728	40,305
Add:
Fair value adjustment for CRA equity security	139	(237)
Less:
Loss/(gain) on loans held for sale at lower of cost or fair value	—	—
Income from life insurance proceeds	—	—
Gain on securities sale, net	81	(7)
Gain on sale of property	—	—
Gain on lease termination	—	(875)
Total recurring revenue	168,765	132,981

Operating expenses	111,107	101,333
Total operating expense	111,107	101,333

Efficiency ratio	65.84%	76.20%